Exhibit 10.8.2
AMENDMENT
TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of December 24, 2008 is by and between MicroFinancial Incorporated, a Massachusetts corporation (the “Company”) and Richard F. Latour (the “Executive”).
     WHERAS, the Company and the Executive entered into an amended and restated employment agreement as of March 15, 2004 (the “Agreement”); and
     WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
1.	The definition of “Disability” set forth in Section 7(b) of the Agreement is hereby amended to read as follows:

“For purposes of this Agreement, ‘Disability’ shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree, shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.”

2.	Section 7(b) of the Agreement is further amended by deleting the sentence beginning “Upon termination of Executive’s employment” in its entirety and replacing it with the following:

“Upon termination of Executive’s employment hereunder as a result of Disability, Executive shall receive his Base Salary for a period of twelve (12) months following such termination, in accordance with the Company’s usual practice for its senior executives, commencing on the first payroll date which is on or immediately after the 30th day following the Executive’s termination of employment, and any and all accrued but unpaid amounts earned by Executive under the annual bonus program or profit-sharing plan as of the date of Disability shall be paid to Executive in a lump sum within thirty (30) days following his termination of employment.”

3.	Section 7(c) of the Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“Upon termination of Executive’s employment hereunder as a result of Executive’s death, Executive’s estate shall receive his Base Salary at the rate in effect at the time of Executive’s death for a period of twelve (12) months following his death, in accordance with the Company’s usual practice for its senior executives, commencing on the first payroll date which is on or immediately after the 30th day following the Executive’s termination of employment, and any and all accrued but unpaid amounts earned by Executive under the Company’s annual bonus program or profit-sharing plan as of the date of death shall be paid to Executive’s estate in a lump sum within thirty (30) days following his termination of employment.”

4.	Section 7(d)(iii) of the Agreement is deleted.

5.	Section 7(e)(ii) of the Agreement is hereby amended by adding the word “material” before the word “reduction”.

6.	Section 7(e) of the Agreement is further amended by deleting subsection (iv) therefrom.

7.	Section 7(e) of the Agreement is further amended by adding the following sentence before the last sentence of such section:
     “Any proposed termination of employment by Executive shall be presumed to be other than for Good Reason unless (x) Executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported Good Reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of Executive’s notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice and (z) Executive’s termination of employment occurs within two years following the initial existence of the purported Good Reason condition.”
8.	Section 7(f) of the Agreement is hereby amended by adding the following sentence to the end thereof:
     “The gross-up payment shall in all events be paid by the Company to the Executive not later than the last day of the calendar year next following the calendar year in which the Executive remits the related taxes, in accordance with the requirements set forth in Treas. Reg. §1.409A-3(i)(1)(v).”
9.	The Agreement is further amended by adding a new Section 10A immediately after Section 10 as follows:

“10A. Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is determined by the Company to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of his separation from service with the Company and if any payment or benefit to which he shall become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no such payment or benefit payable or provided to Executive shall be paid or provided to Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date that is six (6) months and one day following Executive’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Further, if any insurance or benefits continued by the Company pursuant to this Agreement are taxable to Executive, any payment by the Company for any such insurance or benefits shall equal the cost of such insurance or benefit, shall be paid on a monthly basis and shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule.”

10.	Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MICROFINANCIAL INCORPORATED
By:	/s/ James R. Jackson, Jr.
Title: Vice President and Chief Financial Officer

EXECUTIVE
By:	/s/ Richard F. Latour